Exhibit 99.1

BPZ Energy Announces the Addition of Robert L. Sovine to the Board of Directors

Houston, TX ‒ August 26, 2014 ‒ BPZ Energy (NYSE: BPZ) (BVL: BPZ), an independent oil and gas exploration and production company, announced today that Mr. Robert L. Sovine has agreed to join the Company’s Board of Directors, effective August 21, 2014. Mr. Sovine is taking a new Board of Directors seat, expanding the total number of Board members to nine.

Mr. Sovine has 34 years of experience in the energy business as a human resources professional with Marathon Oil Corporation (NYSE: MRO), a global, independent energy company engaged in exploration and production and oil sands mining. His last position before retiring from Marathon Oil in 2014 was Vice President, Human Resources and Administrative Services where he was responsible for all human resources activities, including compensation and benefit administration. In this role he also served as a member of the executive team involved in the spin-off of Marathon Oil’s downstream business into a new and separate company called Marathon Petroleum Corporation in 2011.  He provided expert human resources counsel on change management elements of the spin-off, including facilitating key cultural change dimensions of the newly formed independent exploration and production company.

He began his career with Marathon Oil and its predecessor companies in 1980 in Findlay, Ohio and subsequently held various positions of increasing responsibility in Human Resources at the company’s refineries in Robinson, Illinois; Texas City, Texas; and Catlettsburg, Kentucky. He transferred to Houston in 2001 as Manager of Human Resources, Compensation and Organizational Development, and held that position until being appointed Manager of Human Resources for Marathon Oil’s upstream organization in 2003. In 2010, he was named Vice President, Human Resources and Administrative Services for Marathon Oil Corporation.

He is an adjunct professor of Human Resources for the Master of Business Administration program at Houston Baptist University, a member of the Society of Human Resources Management, a volunteer mediator for the Harris County Texas Dispute Resolution Center, and a trustee for the Houston Grand Opera. He holds a Master of Science in Human Resources and Bachelor of Science in Political Science from West Virginia University.

“We welcome the addition of Bob to our Board of Directors,” commented Manolo Zúñiga, President and CEO of BPZ Energy. “As our Company continues to grow, his experience in human resource capital and corporate governance will provide valuable input to strengthen the leadership culture, attract talent, and develop our employees to help achieve our corporate vision.”

About BPZ Energy

BPZ Energy is an independent oil and gas exploration and production company with license contracts covering 1.9 million net acres in four blocks located in northwest Peru. Current operations in these blocks range from early-stage exploration to production. The Company holds a 51% working interest in offshore Block Z-1, where development drilling is currently underway at the Corvina and Albacora fields. Onshore the Company holds three 100%-owned blocks with exploration drilling currently underway at Block XXIII. In southwest Ecuador, the Company owns a non-operating net profits interest in a producing property. BPZ Energy trades as BPZ Resources, Inc. on both the New York Stock Exchange and the Bolsa de Valores in Lima under ticker symbol “BPZ”. Please visit www.bpzenergy.com for more information.

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Contact:

A. Pierre Dubois

Director, Investor Relations and Corporate Communications

BPZ Energy

1-281-752-1240

pierre_dubois@bpzenergy.com